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                                   Exhibit 11

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                                 Year Ended December 31,
                                      ----------------------------------------
                                           1996          1995         1994
                                      ------------   -----------   -----------
EARNINGS
Net Earnings                           $ 5,016,392   $ 5,634,516   $ 4,374,374
                                       ===========   ===========   ===========

SHARES
Weighted Average Number of
Common Shares Outstanding                4,756,789     4,724,489     4,710,966
(See Note)

Additional Shares Assuming
Conversion of Stock Options                112,913        39,002        47,122
                                       -----------   -----------   -----------
Weighted Average Common Shares
Outstanding and Equivalents              4,869,702     4,763,491     4,757,867
                                       ===========   ===========   ===========

PRIMARY EARNINGS PER COMMON SHARE

Net Earnings                           $      1.03   $      1.18   $       .92
                                       ===========   ===========   ===========


Note: All activity during the year has been adjusted for the number of days in the year that the shares were outstanding.